News Release

Contact:   Jack R. Callison, Jr.
                  800-982-9293 • 303-708-5959

Archstone-Smith to Pay Special Dividend of $1.00 Per Common
Share; Increases Common Share Dividend for 2005

2005 Common Share Dividend Level Represents Fifteenth Consecutive Annual Increase

DENVER — December 15, 2004 — Archstone-Smith (NYSE:ASN) announced today that it will pay a one-time special dividend of $1.00 per common share on December 28, 2004, to all common shareholders and common unitholders of record as of December 23, 2004. The special dividend results from the sale or expected sale of approximately $596 million of non-core assets – some in the company’s core markets – to condominium converters at an average capitalization rate below 4%, during the fourth quarter of 2004. The $596 million of asset sales are expected to produce aggregate gross gains of approximately $181 million, GAAP gains of $209 million, and an estimated average unleveraged internal rate of return (IRR) of approximately 18%. A reconciliation of gross gains to GAAP gains from the disposition of real estate investments are presented in the accompanying Schedule I.

“We continue to believe one of our most important responsibilities is to continually make intelligent capital allocation decisions that maximize shareholder value,” said R. Scot Sellers, chairman and chief executive officer. “Consistent with that objective, we believe Archstone-Smith is uniquely well-positioned to take advantage of this extraordinary opportunity to sell non-core assets to condominium converters, at exceptionally low cap rates and attractive sales prices. The sale of these non-strategic assets provides an excellent example of the tremendous unrealized value embedded in our remaining portfolio, which we believe the investment community still does not fully appreciate.”

Mr. Sellers noted that given the sub-4% capitalization rates produced by the sale of these non-core assets, the company intends to reinvest the remaining sales proceeds in an accretive manner, which should enhance Archstone-Smith's long-term growth rate.

Including the $596 million of fourth quarter asset sales closed or currently under contract to condominium converters, Archstone-Smith expects to complete approximately $1.4 billion of dispositions this year, which is expected to produce approximately $285 million of gross gains, $371 million of GAAP gains, and an estimated average unleveraged IRR of approximately 13.5%.

Archstone-Smith Increases Common Share Dividend Level for 2005 to $1.73 Per Share
Archstone-Smith also announced that its Board of Trustees has increased the company’s annualized common share dividend for 2005 to $1.73 per common share, or $0.4325 per quarter, up from $1.72 per common share in 2004. This marks the company’s 15th consecutive annual dividend increase – and a total increase of 170% since 1991. The annual dividend of $1.73 per common share represents a current yield of 4.6%, based on the closing share price on December 14, 2004, which compares favorably with the current dividend yield of 1.9% for the S&P 500 Index.

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Archstone-Smith to Pay Special Dividend

Archstone-Smith (NYSE: ASN) is a recognized leader in apartment investment and operations. With a current total market capitalization of $12.4 billion, Archstone-Smith owns and operates an irreplaceable portfolio of high-rise and garden apartment communities concentrated in many of the most desirable neighborhoods in the greater Washington, D.C. metropolitan area, Southern California, the San Francisco Bay area, Chicago, Boston, the greater New York City metropolitan area, Southeast Florida and Seattle. The company continually upgrades the quality of its portfolio through the selective sale of assets, using proceeds to fund investments with even better growth prospects. Through its two brands, Archstone and Charles E. Smith, Archstone-Smith strives to provide great apartments and great service to its customers – backed by unconditional service guarantees. As of November 30, 2004, Archstone-Smith owned or had an ownership position in 238 communities, representing 82,671 units, including units under construction.

Archstone-Smith, which will be added to the S&P 500 Index on December 17, 2004, is recognized as one of America’s Most Admired Companies for 2004 by Fortune Magazine and ranks 956 on the Forbes 2000 List, the magazine’s comprehensive ranking of the world’s largest companies, for 2004. In addition, the company was recognized as Company of the Year by Colorado Biz Magazine. To find out more, visit ArchstoneSmith.com.

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Archstone-Smith’s press releases are available on the company’s web site at ArchstoneSmith.com or by calling (800) 982-9293.

In addition to historical information, this press release contains forward-looking statements and information under the federal securities law. These statements are based on current expectations, estimates and projections about the disposition of the assets referenced in this press release, the industry and markets in which Archstone-Smith operates, and beliefs and assumptions made by management. While Archstone-Smith management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release. See “Risk Factors” in Archstone-Smith’s 2003 Annual Report on Form 10-K for factors which could affect Archstone-Smith’s future financial performance.

SCHEDULE I

A reconciliation of Gross Gains from the disposition of real estate investments to GAAP Gains from the disposition of real estate investments for the periods reflected in the accompanying press release follows:

Fourth Quarter 2004 Closed and Anticipated Dispositions to Condominium Converters
(Gross Proceeds of $596 million)(1)

                  Gross Gains:                                            $180.7 million
                  Accumulated Depreciation:                               $ 28.7 million
                  GAAP Gains:                                             $209.4 million
                                                                          ==============

Year-to-date 2004 Closed and Anticipated Dispositions
(Gross Proceeds of $1.4 billion) (1)

                  Gross Gains:                                            $284.6 million
                  Accumulated Depreciation:                               $ 86.4 million
                  GAAP Gains:                                             $371.0 million
                                                                          ==============

The unleveraged IRR figures reflected in the accompanying press release represent the cash rate of return generated by the assets referenced over the investment holding period of the assets being referenced.

(1) Although Archstone-Smith does not anticipate material changes to any of the figures presented in this press release, the gross proceeds, GAAP gains, accumulated depreciation, gross gains and IRRs presented reflect management's best estimates of such amounts. These amounts could be slightly different once these transactions actually close.